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                                   EXHIBIT 11


              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                               Years ended December 31,
                                               ------------------------
                                       2000               1999               1998
                                       ----               ----               ----
Average shares outstanding           4,178,200          4,178,200          4,197,077
                                   ===========         ==========         ==========


Net income                         $ 4,625,000         $4,782,000         $4,734,000
                                   ===========         ==========         ==========


Earnings per common share          $      1.11         $     1.14         $     1.13
                                   ===========         ==========         ==========



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